Exhibit 99.3

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

May 8, 2015

The Board of Directors

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 26, 2014, to the Board of Directors of Tornier N.V. (“Tornier”) as Annex E to, and reference thereto under the headings “SUMMARY — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated,” “THE MERGER — Background of the Merger,” “THE MERGER — Recommendation of Tornier’s Board of Directors; Tornier’s Reasons for the Merger” and “THE MERGER — Opinion of Tornier’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Tornier and Wright Medical Group, Inc. (“Wright”), which joint proxy statement/prospectus forms a part of Tornier’s Amendment No. 2 to the Registration Statement on Form S-4 (the “Second Amended Registration Statement”) to which this consent is filed as an exhibit. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Second Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED